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                                                                   Exhibit 10.15



                                 CONSULTING AND
                            NONCOMPETITION AGREEMENT
                            ------------------------

         This CONSULTING AND NONCOMPETITION AGREEMENT (the "Agreement"), is made and entered into as of December 31, 1992, by and between DONALD M. SHAW of Lexington, Massachusetts ("Executive") and MAC-GRAY CO., INC., a Delaware corporation ("Company").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, Executive and Company have an employment relationship pursuant to which Executive currently serves as President of Company, and

         WHEREAS, Company wishes to engage Executive as a consultant to provide services of an advisory and consulting nature as more particularly set forth herein following the termination of Executive's employment with Company.

         NOW, THEREFORE, for valuable consideration, including the promises and covenants of the parties hereto contained herein, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, Executive and Company hereby represent, warrant, covenant and agree as follows:

                                    ARTICLE I

                           TERMINATION OF EMPLOYMENT
                           -------------------------

         1.1 Notwithstanding any other agreement or understanding to the contrary, Executive's employment with Company shall terminate on the earlier of
(i) December 31, 1994, or (ii) the last day of the calendar quarter in which the Board of Directors of the Company, in its sole discretion, notifies Executive in writing during the first 45 days of such calendar quarter of its desire to terminate Executive's employment with Company (either such date, the "Termination Date"); provided, however, that in no event shall the Termination Date be earlier than June 30, 1994. Executive shall be deemed to have resigned as President of the Company as of the Termination Date.

                                   ARTICLE II
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                        TERMS OF CONSULTING ARRANGEMENT
                        -------------------------------

         2.1 Executive shall serve as a consultant to Company for eight (8) years, such term to commence on the Termination Date and to expire on the eighth anniversary of the Termination Date (such term, the "Consulting Period").

         2.2 During the Consulting Period, Executive shall render such services of an advisory or consulting nature as the Chairman of the Board of Directors of Company or Company's Chief Executive Officer or President, and/or their respective designees, may, from time to time, reasonably request, upon reasonable notice, in order that Company may continue to have the benefit of Executive's experience and knowledge of the affairs of Company; provided, however, that all advisory or consulting services to be rendered by Executive pursuant to this Agreement shall be reasonably related to Executive's area of expertise. During the Consulting Period, Executive undertakes to remain available to such officers for (a) up to 10 hours per month under ordinary circumstances and (b) up to 40 hours per month during any period when, in the reasonable business judgment of Company, the services of Executive are necessary or desirable in connection with an acquisition, merger, sale, restructuring or similar corporate transaction involving the Company.

         2.3 Services contemplated herein will be performed primarily in Massachusetts, although services shall also be performed elsewhere within the United States as may be required under this Agreement; provided, however, that in the event services are required other than in Massachusetts, reasonable notice shall be given to Executive and all reasonable efforts shall be made to schedule the performance of such services at mutually agreeable times and places; and further provided that in the event services are required other than at Executive's then current residence, Company shall reimburse Executive for all reasonable travel and accommodation costs incurred by Executive in connection therewith within fifteen (15) days after receipt by Company of copies of relevant invoices and other appropriate documentation reasonably satisfactory to Company. Notwithstanding anything in this Section 2.3 to the contrary, if Executive requests that services contemplated hereunder be performed over the telephone, Company shall allow such services to be so performed as long as Executive's physical presence is not, in the reasonable business judgment of Company, necessary or desirable to satisfactorily perform such services.


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         2.4 During the Consulting Period, so long as Executive is not in breach of this Agreement, Company shall pay Executive gross compensation at the annual rate of five hundred thousand dollars ($500,000), which amount shall be payable in quarterly installments of one hundred twenty five thousand dollars ($125,000) on each January 1st, April 1st, July 1st, and October 1st during the Consulting Period, subject to applicable withholding and deductions.

                                  ARTICLE III

           CERTAIN PROMISES, COVENANTS AND OBLIGATIONS OF EXECUTIVE
           --------------------------------------------------------

         3.1 Executive hereby acknowledges and confirms that in Executive's position as President of Company, Executive has been, and that in Executive's position as a consultant hereunder Executive may be, made privy to and put into the possession of certain confidential information and proprietary property and trade secrets of Company, and that the disclosure or use by Executive of any such information, property or trade secrets would damage Company. Accordingly, Executive hereby acknowledges his continuing duty of confidentiality to Company and agrees as follows:

                   (a) For a period of eight (8) years following the Termination Date, Executive will not, without the express prior written consent of Company, which consent shall be determined by the Board of Directors of the Company and shall not be unreasonably withheld or delayed, directly or indirectly engage, participate or invest in or assist, as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent or consultant, or through any corporation, partnership or other entity (including, without limitation, a sole proprietorship), or in any other capacity, any business organization anywhere in the United States where Company then conducts or plans to conduct business which is engaged in the coin operated or non-coin operated laundry business currently conducted by Company; provided, however, that the foregoing
                                         --------  -------
         shall not prevent (x) Executive from making passive investments in a competitive enterprise, the shares of which are publicly traded, if Executive's aggregate investment in such enterprise constitutes less than five percent (5%) of the equity ownership of such enterprise or
         (y) Executive from serving in a director capacity with the Multi-Housing Laundry Association. Without implied limitation, the foregoing covenant shall include (i) hiring, attempting to

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         hire or otherwise soliciting, for or on behalf of any entity or person, any officer or other employee of Company, or authorizing or approving any such action by any other person, (ii) encouraging for or on behalf of any entity or person any officer or other employee to terminate his or her relationship or employment with Company, (iii) soliciting for or on behalf of any entity or person any customer of Company and (iv) diverting to any entity or person any customer of Company.

                   (b) For a period of eight (8) years following the Termination Date, Executive shall keep secret and shall not publish, divulge, furnish, use or make accessible to anyone (otherwise than as may be necessary for Executive to fulfill his duties to Company or as may be required under applicable law, and except for information which comes into the public domain through a third party who has no duty not to disclose) any confidential or proprietary information about, or confidential or proprietary records, documentation or data of, Company, including without limitation: (i) any patents, inventions, proprietary information, trade secrets, customer lists, sales representative lists, supplier lists and manufacturing and secret processes, and (ii) knowledge or information of a confidential or proprietary nature with respect to any plans, policies, practices, programs, products, materials, production methods, systems, designs, suppliers, customers, customer requirements, business operations or techniques or strategies of Company.

         3.2 The parties hereto agree that no adequate remedy at law exists for the breach by Executive of the provisions of this Article III. As a result, such provisions of this Agreement shall be enforceable by specific performance and injunctive relief or at law in an action for damages.

                                  ARTICLE IV

                             ADDITIONAL PROVISIONS
                             ---------------------

         4.1 Executive expressly declares that Executive has been supplied with, and has read, a copy of this Agreement. Executive further declares that Executive has had adequate time and opportunity to examine the meaning of the terms and conditions contained herein, to consult with an attorney and other parties of Executive's own choosing regarding the meaning of the terms and conditions contained herein and does, in fact, fully understand the content and effect of this Agreement.

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Executive further acknowledges that Executive accepts the terms and provisions of this Agreement in their entirety and agrees to be bound thereby.

         4.2 This Agreement is personal as to Executive and shall not be assignable by Executive and shall not be subject to attachment, execution, pledge or hypothecation. This Agreement shall be binding upon and shall inure to the benefit of the successors of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company.

         4.3 In the event of Executive's death or permanent disability before or during the Consulting Period, Company shall pay to the estate of Executive, as a death or disability benefit, throughout the unexpired balance of the term of the Consulting Period, the quarterly payments due under Section 2.4 hereof, on the dates upon which such payments would have been payable to Executive hereunder had Executive survived or not been disabled.

         4.4 All notices which Company is required or permitted to give to Executive shall be given by registered or certified mail or overnight courier, addressed to Executive at the address designated in writing by Executive from time to time. All notices which Executive is required or permitted to give to Company shall be given by registered or certified mail or overnight courier, addressed to Company at its principal offices or at such other address as Company may from time to time designate in writing. A notice will be deemed given upon the mailing thereof or delivery to an overnight courier for delivery the next business day.

         4.5 This Agreement shall be construed according to and governed by the laws of The Commonwealth of Massachusetts.

         4.6 This Agreement shall not be modified or discharged in whole or in part except by an agreement in writing signed by the parties hereto.

         4.7 Notwithstanding anything to the contrary contained herein, all remedies provided herein for the benefit of either party are non-exclusive, distinct and cumulative to and from any other right or remedy provided herein or to which a party may be entitled at law or in equity. Except as expressly otherwise provided herein, each party reserves any and all rights and remedies to which it may be entitled at law or in equity.

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         4.8 No delay or omission on the part of Company or Executive in exercising any right under this Agreement shall operate as a waiver of such right or any other right. No consent or waiver, express or implied, by either party to or of any breach of any covenant, condition or duty of the other shall be construed as consent or waiver of the same or any other covenant, condition or duty.

         4.9 In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had been limited or modified (consistent with its general intent) to the extent necessary so that it shall be valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid or illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein, and the parties will use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purpose and intent of the provision or part of such provision originally contained herein.

         4.10 Company covenants and agrees that it will not take any action which would result in Executive having a more limited entitlement to indemnification, whether under its Certificate of Incorporation, By-laws or otherwise, than Executive has as of the date of this Agreement.

         4.11 This Agreement may be simultaneously executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal as of the day and year first above written.

                                          MAC-GRAY CO., INC.


                                          By /s/ Stewart G. MacDonald, Jr.
                                             -----------------------------
                                             Stewart G. MacDonald, Jr.
                                             Secretary

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                                          /s/ Donald M. Shaw
                                          ---------------------------------
                                          Donald M. Shaw





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